Exhibit 99.1

Mawson Infrastructure Group Inc. Executes Customer Co-Location Agreement

Customer Agreement for about 15,876 Bitmain Antminer S19 XP

Co-location Miners and approximately 50 MW of Power

With Self-mining and Co-location platforms combined, Mawson’s facilities are expected to have total capacity of about 109MW and 35,480 miners. Hashing capacity of approximately 3.7 EH/s1.

Sharon, PA —October 19, 2023 — Mawson Infrastructure Group Inc. (NASDAQ:MIGI) (“Mawson” or the “Company”), a digital infrastructure company, is pleased to announce that a customer co-location agreement has been signed between a wholly-owned subsidiary of Mawson and a wholly-owned subsidiary of Consensus Technology Group LLC (“Consensus”) for Mawson to provide Consensus with co-location services for approximately 15,876 Bitmain Antminer S19 XP miners or approximately 50 MW at Mawson’s Midland, Pennsylvania facilities.

The customer co-location agreement executed between Mawson’s CEO and Consensus’ CEO on October 12, 2023 includes Consensus providing approximately 15,876 Bitmain Antminer S19 XP mining machines capable of hashing at about 141 TH/s, while Mawson will pass through the power costs to the customer along with co-location service fees per MWh, as well as other fees and charges. The agreement provides for Mawson to provide co-location services to Consensus for 12 months and parties can extend further upon mutual agreement. With the addition of this co-location customer, Mawson anticipates its Midland facilities operating at a capacity of 100 MW and the combined self-mining and co-location fleets at its Midland facilities are expected to comprise of approximately 32,930 miners.

Rahul Mewawalla, Mawson’s CEO and President, commented, “I am thankful and appreciative of the multiple parties expressing interest in utilizing Mawson’s co-location infrastructure and services. We are excited to welcome our newest co-location customer and to drive the growth of our co-location business in addition to our self-mining and energy management program businesses. We believe the combination of Bitmain’s Antminer S19 XP miners co-located with our infrastructure services builds upon our established co-location platforms and provides for a mutually beneficial commercial relationship.”

In addition to its facilities at Midland, Mawson has a site located in Bellefonte, Pennsylvania, which is used entirely for self-mining purposes. As of the end of September 2023, the Bellefonte facility was operating at approximately 8.8 MW of capacity with approximately 2,545 self-miners hashing. With self-mining and co-location platforms combined, Mawson’s facilities are expected to have total capacity of about 109 MW and about 35,480 miners along with total hashing capacity of approximately 3.7 EH/s.

Mr. Mewawalla, added “We believe this new customer agreement and our discussions with multiple parties reflects the industry’s and ecosystem’s confidence in Mawson’s platforms. The execution of this new customer agreement is another major accomplishment for the Company and our stakeholders.”

[1]	Includes approximately 1.3 EH/s from self-mining platform and approximately 2.4 EH/s from co-location platform.

About Mawson Infrastructure

Mawson Infrastructure Group (NASDAQ: MIGI) is a digital infrastructure company. Mawson’s vertically integrated model is based on a long-term strategy to promote the global transition to the new digital economy. Mawson aligns digital infrastructure, sustainable energy, and next-generation fixed and mobile data center solutions, enabling efficient Bitcoin production and on-demand deployment of digital infrastructure assets. Mawson Infrastructure Group is emerging as a global leader in ESG focused digital infrastructure and Bitcoin mining.

For more information, visit: https://mawsoninc.com/

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Mawson cautions that statements in this press release that are not a description of historical fact are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words referencing future events or circumstances such as “expect,” “intend,” “plan,” “anticipate,” “believe,” and “will,” among others. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. These forward-looking statements are based upon Mawson’s current expectations and involve assumptions that may never materialize or may prove to be incorrect. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of various risks and uncertainties, which include, without limitation, the possibility that Mawson’s need and ability to raise additional capital, the development and acceptance of digital asset networks and digital assets and their protocols and software, the reduction in incentives to mine digital assets over time, the costs associated with digital asset mining, the volatility in the value and prices of cryptocurrencies and further or new regulation of digital assets. More detailed information about the risks and uncertainties affecting Mawson is contained under the heading “Risk Factors” included in Mawson’s Annual Report on Form 10-K filed with the SEC on March 23, 2023, and Mawson’s Quarterly Report on Form 10-Q filed with the SEC on May 15, 2023, August 21, 2023, and in other filings Mawson has made and may make with the SEC in the future. One should not place undue reliance on these forward-looking statements, which speak only as of the date on which they were made. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Mawson undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made, except as may be required by law.

Investor Contact:

Sandy Harrison

Chief Financial Officer

IR@mawsoninc.com